Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the First Quarter of 2014

Company Declares $0.15 Per Share Cash Dividend

CHELMSFORD, Mass.--(BUSINESS WIRE)--April 24, 2014--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the first quarter ended March 31, 2014 of $70.6 million, an increase of 4.3% compared with $67.7 million for the first quarter of 2013 and an increase of 2.7% compared with $68.8 million for the fourth quarter of 2013. Net income for the quarter was $16.4 million, or $0.52 per diluted share, a decrease of 6.5% compared with $17.6 million, or $0.57 per diluted share, for the first quarter of 2013, and an increase of 5.4% compared with $15.6 million, or $0.50 per diluted share, for the fourth quarter of 2013.

For the first quarter of 2014, revenue from customers in the United States was $27.8 million, or 39.4% of the company’s total revenue, and revenue from customers outside the United States was $42.8 million, or 60.6% of total revenue. Gross margin was 67.4% for the first quarter of 2014, compared with 73.7% for the first quarter of 2013 and 67.3% for the fourth quarter of 2013. Operating income for the first quarter of 2014 was $25.0 million, or 35.4% of revenue, compared with $27.1 million, or 40.1% of revenue, for the first quarter of 2013 and $25.0 million, or 36.3% of revenue, for the fourth quarter of 2013. Total cash and marketable securities at March 31, 2014 was $492.4 million, an increase of $19.8 million for the quarter.

The Company additionally announced that its Board of Directors has declared a dividend of $0.15 per share, payable on June 27, 2014, to shareholders of record as of the close of business on June 4, 2014.

Business Outlook

The company expects revenue for the second quarter ending June 30, 2014 to be in the range of $74.0 million to $76.0 million and net income to be in the range of $17.6 million to $18.4 million, or $0.56 to $0.59 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. The conference call can be accessed by dialing (480) 629-9771. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4677619. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$172,385	$118,600
Marketable securities	319,971	353,947
Accounts receivable, net	39,141	36,186
Inventories	77,034	76,020
Income taxes receivable	174	5,991
Prepaid expenses and other current assets	3,251	2,997
Deferred taxes	10,152	13,399
Total current assets	622,108	607,140
Property and equipment, net	38,186	39,433
Deferred taxes	2,006	1,725
Other assets	10,577	8,190
Total assets	$672,877	$656,488

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,326	$4,971
Accrued expenses	10,811	10,386
Income taxes payable	1,314	193
Deferred revenue and customer advances	6,290	6,735
Total current liabilities	23,741	22,285
Long-term income taxes payable	6,709	5,839
Deferred taxes	33	232
Other liabilities	95	103
Total liabilities	30,578	28,459
Total stockholders' equity	642,299	628,029
Total liabilities and stockholders' equity	$672,877	$656,488

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)

	Three Months Ended March 31,
	2014	2013

Revenue	$70,608	$67,696
Cost of revenue	23,014	17,797
Gross profit	47,594	49,899
	67.4%	73.7%
Operating expenses:
Research and development	11,895	13,218
Sales and marketing	6,944	5,790
General and administrative	3,732	3,771
Total operating expenses	22,571	22,779
Income from operations	25,023	27,120
	35.4%	40.1%

Interest and other income (expense), net	48	96
Income before income taxes	25,071	27,216
Provision for income taxes	8,625	9,618
Net income	$16,446	$17,598

Earnings per share:
Basic	$0.52	$0.58
Diluted	$0.52	$0.57

Weighted average shares outstanding:
Basic	31,363	30,540
Diluted	31,394	31,049
Dividends paid per share	$0.15	$-

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer